SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 27, 2003

INSMED INCORPORATED
(Exact name of registrant as specified in its charter)

VIRGINIA (State or other jurisdiction of incorporation)	0-30739 (Commission File Number)	54-1972729 (I.R.S. Employer Identification No.)

4851 Lake Brook Drive, Glen Allen, Virginia 23060
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (804) 565-3000

Item 5.    Other Events and Required FD Disclosure.

On January 27, 2003, the registrant issued a press release announcing that it received a NASDAQ Staff Determination on January 22, 2003, indicating that the registrant has failed to comply with NASDAQ’s minimum bid price requirement of $1.00 per share for continued listing of the registrant’s common stock on the NASDAQ National Market as set forth in Marketplace Rule 4450(a)(5) and that, as a result, the registrant’s common stock is therefore subject to delisting from the NASDAQ National Market on January 31, 2003. The registrant has requested a hearing before a NASDAQ Listing Qualifications Panel to review the Staff Determination. The hearing request is expected to stay the delisting of the registrant’s common stock pending the Panel’s decision. The text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

If, at some future date, the registrant’s common stock should cease to be listed on the NASDAQ National Market and the NASDAQ SmallCap Market, the common stock could publicly trade over-the-counter. In such an event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the registrant’s common stock. In addition, if the registrant’s common stock were to be delisted from trading on the NASDAQ National Market and from the NASDAQ SmallCap Market and the trading price of the common stock were to remain below $5.00 per share, trading in the registrant’s common stock could also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any non-NASDAQ and non-national exchange equity security that has a market price of less than $5.00 per share, subject to certain exceptions). The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the registrant's common stock, which could severely limit the market liquidity of the registrant’s common stock and the ability of investors to trade the registrant’s common stock. Many brokerage firms are reluctant to recommend lower price stocks for their clients, and the policies and practices of a number of brokerage houses tend to discourage individual brokers within those firms from dealing in lower price stocks. Also, the brokerage commission on the purchase or sale of a stock with a relatively low per share price generally tends to represent a higher percentage of the sales price than the brokerage commission charged on a stock with a relatively higher per share price, to the detriment of the registrant’s shareholders and the market for the registrant’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSMED INCORPORATED

Date: January 27, 2003	By:	/s/ KEVIN P. TULLY
Kevin P. Tully Treasurer and Controller